UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G/A
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Tronox Incorporated
 (Name of Issuer)

Class A Ordinary Shares
(Title of Class of Securities)

897051108
(CUSIP Number)


December 31, 2013

(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[  ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[  ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No.  897051108
13G/A
Page 2 of 18 Pages


1.

NAME OF REPORTING PERSON

Sankaty Credit Opportunities III, L.P.




2.
                                                   (a)
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (b)

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

	0 Shares


6.

SHARED VOTING POWER
	0


7.

SOLE DISPOSITIVE POWER

	0 Shares


8.

SHARED DISPOSITIVE POWER
	0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0 Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%
12.

TYPE OF REPORTING PERSON
  PN





CUSIP No.  897051108
13G/A
Page 3 of 18 Pages


1.

NAME OF REPORTING PERSON

Sankaty Credit Opportunities IV, L.P.



2.
                                                  (a)
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (b)

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

	0 Shares


6.

SHARED VOTING POWER
	0


7.

SOLE DISPOSITIVE POWER

	0 Shares


8.

SHARED DISPOSITIVE POWER
	0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%
12.

TYPE OF REPORTING PERSON
PN




CUSIP No.  897051108
13G/A
Page 4 of 18 Pages


1.

NAME OF REPORTING PERSON

Sankaty Credit Opportunities (Offshore) IV, L.P.




2.
                                                  (a)
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (b)

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

	0 Shares


6.

SHARED VOTING POWER
	0


7.

SOLE DISPOSITIVE POWER

	0 Shares


8.

SHARED DISPOSITIVE POWER
	0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%
12.

TYPE OF REPORTING PERSON
PN


CUSIP No.  897051108
13G/A
Page 5 of 18 Pages


1.

NAME OF REPORTING PERSON

Sankaty Managed Account (PSERS), L.P.




2.
                                                 (a)
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (b)

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

	0 Shares


6.

SHARED VOTING POWER
	0


7.

SOLE DISPOSITIVE POWER

	0 Shares


8.

SHARED DISPOSITIVE POWER
	0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%
12.

TYPE OF REPORTING PERSON
PN


CUSIP No.  897051108
13G/A
Page 6 of 18 Pages


1.

NAME OF REPORTING PERSON

Sankaty Advisors, LLC*




2.
                                                  (a)
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (b)

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

	0 Shares


6.

SHARED VOTING POWER
	0


7.

SOLE DISPOSITIVE POWER

	0 Shares


8.

SHARED DISPOSITIVE POWER
	0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%
12.

TYPE OF REPORTING PERSON
PN
* Sankaty Advisors, LLC has entered into an Investment
Management Agreement with a managed  account client. Sankaty
Advisors, LLC disclaims beneficial ownership of the shares beneficially owned by such client.

CUSIP No.  897051108
13G/A
Page 7 of 18 Pages


1.

NAME OF REPORTING PERSON

Prospect Harbor Credit Partners, L.P.



2.
                                                  (a)
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (b)

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

	0 Shares


6.

SHARED VOTING POWER
	0


7.

SOLE DISPOSITIVE POWER

	0 Shares


8.

SHARED DISPOSITIVE POWER
	0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%
12.

TYPE OF REPORTING PERSON
PN


CUSIP No.  897051108
13G/A
Page 8 of 18 Pages


1.

NAME OF REPORTING PERSON

Sankaty High Income Partnership, L.P.




2.
                                                  (a)
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (b)

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

	0 Shares


6.

SHARED VOTING POWER
	0


7.

SOLE DISPOSITIVE POWER

	0 Shares


8.

SHARED DISPOSITIVE POWER
	0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%
12.

TYPE OF REPORTING PERSON
PN

CUSIP No.  897051108
13G/A
Page 9 of 18 Pages


1.

NAME OF REPORTING PERSON

Sankaty Managed Account (UCAL), L.P.




2.
                                                  (a)
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (b)

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER

	0 Shares


6.

SHARED VOTING POWER
	0


7.

SOLE DISPOSITIVE POWER

	0 Shares


8.

SHARED DISPOSITIVE POWER
	0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%
12.

TYPE OF REPORTING PERSON
PN

Item 1(a).	Name of Issuer
       The name of the issuer to which this filing on Schedule
13G/A relates is Tronox Incorporated (the Company).
Item 1(b).	Address of Issuers Principal Executive Offices
       The principal executive offices of the Company are located at 3301 N.W. 150 Street, Oklahoma City, Oklahoma, 73134.

Item 2(a).	Name of Person Filing
       This statement is being filed on behalf of Sankaty Credit Opportunities III, L.P., a Delaware limited partnership (COPS III), Sankaty Credit Opportunities IV, L.P., a Delaware limited partnership (COPS IV), Sankaty Credit Opportunities (Offshore) IV, L.P., a Cayman Island exempted limited partnership
(COPS IV Offshore), Sankaty Managed Account (PSERS), L.P., a
Delaware limited partnership (PSERS), Sankaty Advisors, LLC, a Delaware limited liability company (Sankaty Advisors) in its capacity as the investment manager for a managed account client, Prospect Harbor Credit Partners, L.P., a Delaware limited partnership
(PRO), Sankaty High Income Partnership, L.P., a Delaware limited partnership (SHIP), and Sankaty Manager Account (UCAL), L.P., a Delaware limited partnership (UCAL).

       Sankaty Credit Opportunities Investors III, LLC
(COPS III Investors), a Delaware limited liability company, is the general partner of COPS III. Sankaty Credit Member, LLC, a Delaware limited liability company (SCM), is the managing member of COPS III Investors. Sankaty Credit Opportunities Investors IV,
LLC (COPS IV Investors), a Delaware limited liability company, is the general partner of COPS IV. SCM is the managing member of COPS IV Investors. Sankaty Credit Opportunities Investors (Offshore) IV, L.P., a Cayman Islands Exempted Limited Partnership (SCM Offshore Investors), is the general partner of COPS IV Offshore. Sankaty Credit Member II, Ltd., a Cayman Islands Exempted Limited
Partnership (SCM II Ltd.), is the general partner of COPS IV
Offshore Investors. Sankaty Managed Account Investors, LLC, a Delaware Limited Liability Company (SMAI), is the general partner of PSERS. SCM is the managing member of SMAI. Prospect Harbor Investors, LLC, a Delaware limited liability company (PRO Investors) is the general partner of PRO. SCM is the sole member of PRO Investors. Sankaty High Income Investors, L.P., a Delaware limited partnership (SHII) is the general partner of SHIP. SCM is the general partner of SHII. Sankaty Managed Account Investors
(UCAL), LLC, a Delaware limited liability company (UCAL
Investors) is the general partner of UCAL. SCM is the sole member of UCAL Investors. Mr. Jonathan Lavine is the managing member of each and SCM and SCM II Ltd.

       The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 2014, a copy of which is filed with this Schedule 13G/A as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.


Item 2(b).	Address of Principal Business Office or, if none,
Residence
       The principal business address of COPS III, COPS IV and COPS IV Offshore, PSERS, Sankaty Advisors, PRO, SHIP, and UCAL is John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

Item 2(c).	Citizenship
       COPS III, COPS IV, PSERS, Sankaty Advisors, PRO, SHIP, and UCAL are organized under the laws of the State of Delaware.
COPS IV Offshore is organized under the laws of the Cayman Islands.

Item 2(d).	Title of Class of Securities
       The class of equity securities of the Company to which this filing on Schedule 13G/A relates is Class A Ordinary Shares.
Item 2(e).	CUSIP Number
       The CUSIP number of the Companys Class A Ordinary Shares
is 897051108.
Item 3.	If this statement is filed pursuant to 240.13d-1(b)
or 240.13d-2(b) or (c), check whether the person filing is a:
(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) [  ]  Bank as defined in section 3(a)(6) of the Act
(15 U.S.C. 73c).
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) [ ] An investment adviser in accordance with 13d-1(b)(1)(ii)(E).
(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).
(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G).
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j) [  ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

  	[x]  If this statement is filed pursuant to
240.13d-1(c),
check this box.
Item 4.	Ownership
Item 4(a).  Amount beneficially owned
       As of the close of business on December 31, 2013, none of the Reporting Persons held any Class A Ordinary
Shares of the Company.

Item 4(b).  Percent of Class
       As of the close of business on December 31, 2013, none of the Reporting Persons held any Class A Ordinary Shares of the Company.

Item 4(c).  Number of shares as to which such person has:
(i) sole power to vote or to direct the vote:

COPS III 		0
COPS IV			0
COPS IV OFF 		0
PSERS 			0
Sankaty Advisors 	0
PRO 			0
SHIP 			0
UCAL 			0

       (ii) shared power to vote or to direct the vote:

	0

(iii) sole power to dispose or to direct the disposition of:

COPS III 		0
COPS IV			0
COPS IV OFF 		0
PSERS 			0
Sankaty Advisors 	0
PRO 			0
SHIP 			0
       UCAL 		0

       (iv) shared power to dispose or to direct the
       	disposition of:
       	0
Item 5.	Ownership of Five Percent or Less of a Class
       If this statement is being filed to report the fact
that as of the date hereof the reporting person has
       ceased to be the beneficial owner of more than five
percent of the class of securities, check the following.
Item 6.	Ownership of More than Five Percent on Behalf of
Another Person
       Not Applicable.
Item 7.	Identification and Classification of the Subsidiary
which Acquired the Security Being Reported on by the Parent
Holding Company:
       Not Applicable.
Item 8.	Identification and Classification of Members of the Group
       Not Applicable.
Item 9.	Notice of Dissolution of Group
       Not Applicable.


Item 10.	Certification
       By signing below, the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
Dated:  February 13, 2014
       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.
SIGNATURE

SANKATY CREDIT OPPORTUNITIES III, L.P.
By: Sankaty Credit Opportunities Investors III, LLC,
its general partner
By: Sankaty Credit Member, LLC,
its managing member

By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member

SANKATY CREDIT OPPORTUNITIES IV, L.P.
By: Sankaty Credit Opportunities Investors IV, LLC,
its general partner
By: Sankaty Credit Member, LLC,
its managing member

By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member

SANKATY CREDIT OPPORTUNITIES
(OFFSHORE) IV, L.P.
By: Sankaty Credit Opportunities Investors
(Offshore) IV, L.P., its general partner.
By: Sankaty Credit Member (II), Ltd.,
its general partner
By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member



SANKATY ADVISORS, LLC
as power-of-attorney for a managed account client
By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member

SANKATY MANAGED ACCOUNT (PSERS), L.P.
By: Sankaty Managed Account Investors, LLC,
its general partner
By: Sankaty Credit Member, LLC,
its managing member
By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member

SANKATY HIGH INCOME PARTNERSHIP, L.P.
By: Sankaty High Income Investors, L.P.,
its general partner
By: Sankaty Credit Member,
its general partner
By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member
SANKATY MANAGED ACCOUNT (UCAL), L.P.
By: Sankaty Managed Account Investors (UCAL), LLC,
its general partner
By: Sankaty Credit Member, LLC,
its managing member
By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member


Exhibit A
AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G/A

The undersigned hereby agree as follows:

(1) Each of them is individually eligible to use the Schedule
13G/A to which this Exhibit is attached, and such Schedule 13G/A is filed on behalf of each of them; and

(2) Each of them is responsible for the timely filing of such
Schedule 13G/A and any amendments thereto, and for the completeness and accuracy of such information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making this filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 13, 2014

SANKATY CREDIT OPPORTUNITIES III, L.P.
By: Sankaty Credit Opportunities Investors III, LLC,
its general partner
By: Sankaty Credit Member, LLC,
its managing member

By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member

SANKATY CREDIT OPPORTUNITIES IV, L.P.
By: Sankaty Credit Opportunities Investors IV, LLC,
its general partner
By: Sankaty Credit Member, LLC,
its managing member

By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member

SANKATY CREDIT OPPORTUNITIES
(OFFSHORE) IV, L.P.
By: Sankaty Credit Opportunities Investors
(Offshore) IV, L.P., its general partner.
By: Sankaty Credit Member (II), Ltd.,
its general partner
By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member



SANKATY ADVISORS, LLC
as power-of-attorney for a managed account client
By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member

SANKATY MANAGED ACCOUNT (PSERS), L.P.
By: Sankaty Managed Account Investors, LLC,
its general partner
By: Sankaty Credit Member, LLC,
its managing member
By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member

SANKATY HIGH INCOME PARTNERSHIP, L.P.
By: Sankaty High Income Investors, L.P.,
its general partner
By: Sankaty Credit Member,
its general partner
By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member
SANKATY MANAGED ACCOUNT (UCAL), L.P.
By: Sankaty Managed Account Investors (UCAL), LLC,
its general partner
By: Sankaty Credit Member, LLC,
its managing member
By: /s/ Jonathan S. Lavine
Name: Jonathan S. Lavine
Title: Managing Member